Exhibit 10.1

Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. ONCO will provide a copy of such omitted materials to the Securities and Exchange Commission or its staff upon request.

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of September 17, 2025 (the “Execution Date”) by and between Proteomedix AG (“Licensor”) and Immunovia, Inc., a Delaware corporation (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

Licensee desires to license from Licensor, and Licensor desires to license (or cause an Affiliate of Licensor to license) to Licensee, the Licensed Technology in the Field, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

“Acquired Materials” shall have the meaning set forth in Section 2.1(a).

“Acquired Materials Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Affiliate” with respect to a person, organization or entity, means any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity.

“Agreement” shall have the meaning set forth in the Preliminary Statement.

“Business Day” means any day other than: (a) a Saturday or Sunday; or (b) a day on which banking institutions located in New York, New York, are permitted or required by Law, executive order or governmental decree to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means that level of effort for carrying out of such activities in a sustained and diligent manner using efforts and resources comparable to the efforts and resources normally used by a diagnostics company that is sufficiently financed in the exercise of its commercially reasonable business practices for products of similar market potential at a similar stage in development or product life, taking into account the existence of other competitive products in the market place or under development, the regulatory structure involved and the anticipated profitability of the relevant product.

“Confidential Product Know-How” shall have the meaning set forth in Section 4.5(h).

“Contract” means any written agreement, contract, instrument, deed, purchase order or legally binding written undertaking.

“Copyrights” means all (a) copyright registrations and applications for registration, (b) works of authorship (whether or not registered) and (c) any other copyrightable subject matter or works, including derivative works, together with all common law rights therein and all applications and registrations therefore.

“Damages” shall have the meaning set forth in Section 7.1.

“Disclosing Party” shall have the meaning set forth in Section 8.1.

“Disclosure Schedules” means the disclosure schedules delivered by Licensor to Licensee contemporaneously with the execution and delivery of this Agreement.

“Dispute” shall have the meaning set forth is Section 9.17(a).

“Dispute Notice” shall have the meaning set forth is Section 9.17(a).

“Dispute Response” shall have the meaning set forth is Section 9.17(a).

“Domain Names” means all domain names and uniform resource locators.

“Excluded Liabilities” shall have the meaning set forth in Section 3.5.

“Exploit” or “Exploitation” means any or all of the following: researching, developing, designing, testing, modifying, making, using, selling, licensing, sub-licensing, importing, reproducing, publishing, disclosing, promoting, marketing, distributing, and commercializing.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.

“Field” means the identification, screening, staging, predisposition, diagnoses, prognosis, monitoring, prevention or treatment with respect to pancreatic cancer (including multi-cancer early detection tests (“MCEDs”) related to pancreatic cancer), including research and development related to the foregoing and testing in connection with clinical trials of therapies intended to prevent or treat pancreatic cancer.

“Fraud” means actual common law fraud of the Licensor or Licensee (as the case may be) committed with the element of scienter.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Governmental Entity” shall have the meaning set forth in Section 4.3.

“Improvements” means any improvements, modifications or upgrades pertaining to the Licensed Products and/or Licensed Technology made, created, invented, discovered or acquired by Licensor and/or Licensee and/or any of its/their employees or agents, including, without limitation, any and all patents, copyrights, and all rights under the trade secret laws of any jurisdiction covering such improvements, modifications or upgrades.

“Inbound Licenses” shall have the meaning set forth in Section 4.5(b).

“Indemnification Certificate” shall have the meaning set forth in Section 7.3(b).

“Indemnified Party” shall have the meaning set forth in Section 7.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.3(a).

“Intellectual Property Rights” means worldwide rights under any Copyright, trademark, service mark and patent laws, rights in trade secrets, Know-How, rights against misappropriation of confidential information, including, but not limited to, technology, ideas, testing procedures, documentation, drawings and other technical, production, marketing and financial information, plans and data and any other intellectual property rights, whether registered or not, of any nature whatsoever, existing now or at any time hereafter.

“Inventions” means all inventions, whether or not such inventions are the subject of a patent or patent application.

“Know-How” means all Inventions, technical information, know-how and data, and confidential and proprietary information, including, without limitation, (a) discoveries, developments, improvements, enhancements, techniques, formulations, concepts, ideas, methods, processes, designs, data, formulae, specifications, instructions, materials, expertise, trade secrets, technology, research and development information, and scientific and clinical information, (b) data applicable to: compounds, formulations, compositions or products; methods of assaying or testing compounds, formulations, compositions or products; processes for the manufacture of compounds, formulations, compositions or products; including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, safety, quality control and manufacturing data, (c) preclinical and clinical data and (d) instructions and information that are related to and used for the manufacture, quality control, packaging, and storage of, and for obtaining registrations for, products.

“Law” means any United States domestic or foreign, federal, state, or local statute, law, treaty, judgment, ordinance, rule, administrative interpretation, regulation, Order, or other requirement having the force of law of any Governmental Entity.

“Legal Proceeding” means any claim, action, suit, case, litigation, proceeding, charge, criminal prosecution, judicial, governmental or regulatory investigation, arbitration, mediation or alternative dispute resolution proceeding (whether civil, criminal, administrative, investigative or informal), commenced, brought, concluded or heard before any Governmental Entity or arbitrator.

“Liabilities” means liabilities, obligations and commitments.

“Licensed Improvements” means any improvements, modifications or upgrades of the Licensed Know-How made, created, invented, discovered or acquired by Licensor and/or any of its employees or agents at any time during the Term, including, without limitation, any and all patents, copyrights, and all rights under the trade secret laws of any jurisdiction covering such improvements, modifications or upgrades, which in each case are necessary for the Exploitation of the Licensed Products in the Field.

“Licensed Know-How” means all Know-How that is owned or controlled by Licensor as of the Execution Date or at any time during the Term and which is necessary for the Exploitation of the Licensed Products in the Field.

“Licensed Products” means any products, processes, reagents, tests, assays, deliverables, and the like falling within the scope of, incorporating, or having been developed or manufactured with the use of, the Licensed Technology.

“Licensed Technology” means the Licensed Know-How and the Licensed Improvements.

“Licensee” shall have the meaning set forth in the Preliminary Statement.

“Licensee Indemnified Party” shall have the meaning set forth in Section 7.1.

“Licensee’s Knowledge”, “knowledge of Licensee”, “known by Licensee” and words or phrases of similar meaning mean the actual knowledge on the date hereof of September 17, 2025.

“Net Sales” means the aggregate gross sales amount actually invoiced by Licensee less the following deductions relating to such sales to the extent such deductions are consistent with the normal practice in the diagnostic products industry: (a) trade, quantity and cash discounts and rebates and other discounts; (b) any adjustments on account of price adjustments, billing errors, rejected goods, damaged goods and returns; (c) credits, charge-backs and prime vendor rebates, fees, reimbursements, and similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers; (d) rebates or other price reductions provided, based on sales by to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs; and (e) freight, insurance and other transportation costs associated with the shipment of products to customers.

Net Sales shall not include sales or shipments of Products provided for research and development purposes or for clinical studies or any sales among Licensee and its Affiliates, but Net Sales shall include sales to Third Parties by any of Licensee or such Affiliates.

“Order” means a final, binding and non-appealable order issued in any Legal Proceeding.“

Party/Parties” shall have the meaning set forth in the Preliminary Statement.

“Patents” means all U.S. and foreign issued patents, patent applications, and statutory invention registrations, together with any divisionals, continuations, continuations-in-part, extensions, provisional and/or supplemental protection certificates, renewals, reissues, and re-examinations thereof.

“Permits” means all authorizations, licenses, permits, franchises, privileges, certificates, Regulatory Approvals and other authorizations of any Governmental Entity.

“Permitted Lien” means: (a) mechanic’s, materialmen’s, landlord’s, and similar liens; and (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, or any other entity.

“Receiving Party” shall have the meaning set forth in Section 8.1.

“Registered Intellectual Property” means Intellectual Property Rights included in the Licensed Technology, which are Patents; Trademark registrations and applications; Copyright registrations and applications for registration; and Domain Name registrations.

“Regulatory Approvals” means all Permits necessary for the manufacturing, use, storage, import, export, transport, marketing, distribution or sale of the Acquired Materials in the jurisdiction.

“Regulatory Authority” means the FDA and any similar Governmental Entity in any jurisdiction in the Territory.

“Regulatory Documentation” shall have the meaning set forth in Section 4.8(d).

“Royalty Payments” shall have the meaning set forth in Section 3.7(b)(i).

“Royalty Report” shall have the meaning set forth in Section 3.7(b)(iv)(A).

“Royalty Term” shall have the meaning set forth in Section 3.7(b)(i).

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

“Licensor” shall have the meaning set forth in the Preliminary Statement.

“Licensor Indemnified Party” shall have the meaning set forth in Section 7.2.

“Licensor’s Knowledge”, “Knowledge of Licensor”, “known by Licensor” and words or phrases of similar meaning mean the actual knowledge on the date hereof of any executive officers of Licensor, after due inquiry.

“SOFR” means the secured overnight financing rate published for by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website, as of the date on which the respective obligation to pay interest under this Agreement arises, and re-fixed for each day thereafter for as long as that obligation remains out-standing. In no event, however, shall the SOFR, for the purposes of this Agreement, be lower than 0.00%. In the absence of a SOFR at the relevant time as provided by this Agreement, the term SOFR shall mean the successor product to the secured overnight financing rate published for by the Federal Reserve Bank of New York for deposits in United States Dollars used by the Swiss Bankers Association or, in case of lack thereof, the successor product used by UBS AG.

“Territory” means worldwide.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Third Party Licensed Intellectual Property” means all Patents, Trademarks, Copyrights, and Know-How that is owned by a Third Party and licensed to Licensor by such Third Party pursuant to the Acquired Contracts.

“Trademarks” means all: (a) trade names, service names, brand names, product names, trade styles, logos, symbols, slogans, designs, common law trademarks and service marks; (b) trademark and service mark registrations and applications, renewals and extensions therefor; (c) other service source identifiers; and (d) goodwill appurtenant to any or all of the foregoing.

“United States” means the United States of America, including its commonwealths, territories, and possessions.

1.2 Rules of Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes”, and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” or “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to a Law, contract or agreement mean such Law, contract or agreement as amended or otherwise modified from time to time; (g) references to a person are also to its successors and permitted assigns; (h) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a Law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Article II

PURCHASE OF ACQUIRED MATERIALS

2.1 Purchase of Acquired Materials.

(a) On the terms and subject to the conditions of this Agreement Licensor shall sell to Licensee, and Licensee shall purchase from Licensor, sufficient quantities of viable hybridoma master cells used to produce the antibodies, including any reagents or components, used in connection with the Licensed Technology (the “Acquired Materials”). For the avoidance of doubt, a sufficient quantity of hybridoma master cells shall include, at least six (6) vials for each protein used in the Licensed Product. The Parties expect that six (6) vials for each protein used in the Licensed Product will be sufficient to reproduce the hybridoma master cells to (i) establish a viable long-term supply of hybridoma master cells to be retained and controlled by Licensee, and (ii) achieve successful expression of the hybridoma master cells for the production of antibodies used in connection with the Licensed Technology and for making and using the Licensed Products. However, if the six (6) vials are insufficient, Licensor shall provide an appropriate supplement.

(b) As consideration for the Acquired Materials, Licensee hereby agrees to pay Licensor one hundred thousand USD ($100,000) (“Acquired Materials Purchase Price”) by September 30, 2026.

Article III
LICENSE

3.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a royalty-bearing for the Royalty Term, exclusive, sub-licensable license in the Territory and in the Field to the Licensed Technology including the exclusive right for Exploitation of all Licensed Products in the Field during the Term. Upon expiration of the Royalty Term, the license shall convert to a perpetual, fully-paid up, irrevocable, exclusive, sub-licenseable license in the Territory and in the Field to the Licensed Technology including the exclusive right for Exploitation of all Licensed Products in the Field.

(a)   Subject to the license terms set forth herein, Licensor shall also provide to Licensee:

(i) The details of the Acquired Materials, including their Know-How, specifications and quantities, and all information necessary for current and future access of the Acquired Materials after exhaustion of the current supply are to be provided with the materials in Schedule 3.1(a)(i) (the “Assets and Components”). Licensee shall have access to the current inventory of the Acquired Materials on an as-needed basis pursuant to Section 2.1(a);

(ii) the manufacturing procedure and release documentation described in Schedule 3.1(a)(ii) (the “Manufacturing and Release Documentation”) including all proprietary reagents, buffers, assay methods controls, release material and manufacturing instructions;

(iii) complete and accurate copies of all Licensed Technology in existence as of the Execution Date; Licensor shall bear the cost of the first 20 hours of effort required to transfer the Licensed Technology. Any transfer efforts exceeding 20 hours will be invoiced to Licensee at Licensor's standard and reasonable hourly rates; and

(iv)   the Regulatory Approvals related to the Licensed Technology and for Exploitation of the Licensed Products as set forth on Schedule 3.1(a)(iv) (the “Regulatory Approvals”).

3.2 Any Improvements to the Licensed Technology in the Field created by Licensee and all proprietary and Intellectual Rights therein, including, without limitation, any and all patents, copyrights, and all rights under the trade secret laws of any jurisdiction shall be and remain at all times the property of Licensee, but Licensee hereby grants to Licensor a non-exclusive, worldwide, royalty-free, sublicensable license to such Improvements to any use outside the Field.

3.3 Infringements. The Parties recognize that it is important to protect any Patents covering or related to the Licensed Technology and the Licensed Products, from infringement or encroachment within the Territory. If either Party becomes aware of any infringements, imitations or counterfeits of the Licensed Technology and/or Licensed Products by others, it shall notify the other and Licensee may, at its discretion, choose to promptly take legal action in its own name, at Licensee’s cost and expense, and with counsel of Licensee’s own choice, joining Licensor as a party if advisable or if required by law of the particular forum. Should Licensor elect to be represented by other counsel, such counsel will cooperate and work with Licensee’s selected counsel. Should Licensee choose not to take action against any particular alleged infringement, imitation or counterfeit, as aforesaid, then it shall promptly notify Licensor, and in such event Licensor may choose to proceed and to join Licensee as a party, at Licensor’s sole cost and expense and with counsel of Licensor’s choice, and Licensee shall fully cooperate with Licensor on all matters pertaining thereto. All counsel shall consult between them as to major aspects of the conduct of any such action. If there is any monetary recovery in any such action commenced by Licensor, to which Licensee has joined as a party following request of Licensor, Licensor shall have the right to deduct all of its reasonable counsel fees and costs after which any remaining proceeds will be divided 50% to Licensor and 50% to Licensee. If both Parties desire to take action, they shall negotiate in good faith for a fair apportionment of costs and for allocating control of any proceedings which arise.

3.4 Licensor undertakes not to do, or cause to be done, any acts or things contesting or in any way impairing or tending to impair any portion of Licensee’s right, title and interest in and to any of the Licensed Technology.

3.5 No Assumed Liabilities. With the exception of the Acquired Contracts but otherwise notwithstanding anything to the contrary contained herein, neither Licensee nor any of its Affiliates shall assume any Liabilities of Licensor or any of their Affiliates (whether or not related to the Acquired Materials or Licensed Technology) (the “Excluded Liabilities”). The Excluded Liabilities shall remain the sole obligation and responsibility of Licensor and its Affiliates.

3.6 Delivery of Acquired Materials. Within thirty (30) days of the execution of this Agreement, any purchased Acquired Materials shall be delivered to a location designated by Licensee; provided that, Licensee bear the cost and all risks relating to the delivery of any such products and materials. If Licensee determines that all or a portion of the Acquired Materials are currently stored in a location suitable to Licensee to access and use all or a portion of the Acquired Materials, Licensee may elect at its sole discretion to maintain storage of all or a portion of the Acquired Materials.

3.7 Fixed Payments Prices and Related Matters.

(a) Fixed Payments Prices. The Fixed Payments consist of the Initial Up Front Payment and Second Up Front Payment, as defined in this Section 3.7(a). In consideration for the entry into this Agreement and the license granted thereunder, and subject to the terms and conditions of this Agreement, Licensee shall, no later than on September 30, 2025 pay to Licensor, in cash, by wire transfer of immediately available funds to an account or accounts designated by Licensor, an amount equal to Three Hundred Thousand USD ($300,000) (the “Initial Up Front Payment”). Licensee shall make a second cash payment by wire transfer of immediately available funds to an account or accounts designated by Licensor an amount equal to Three Hundred Thousand USD ($300,000) (the “Second Up Front Payment”, and together with the Initial Up Front Payment, the “Up Front Payments”), no later than March 31, 2026. All payments under this agreement (including Royalty Payments) shall be made in United States Dollars (USD). The exchange rate applicable for any currency conversion required to facilitate these payments (including Royalty Payments) shall be determined based on the following formulation: (i) the exchange rate shall be sourced from the official daily rate published by the Federal Reserve Bank of New York; and (ii) the applicable exchange rate shall be the rate published on the Business Day immediately preceding the date of payment.

(b) Royalties.

(i) Royalty. During the period beginning January 1, 2026 and ending December 31, 2032 (the “Royalty Term”) and remain in effect pursuant to Section 3.1, following the end of each year, Licensee (or any of its Affiliates) and its successors and assignees shall pay to Licensor royalty payments (“Royalty Payments”) equal to 3% of Net Sales of Licensed Products. After the expiration of the Royalty Term, no further royalties shall be due with respect to Licensed Products and the licenses and rights granted under this Agreement with respect to Licensed Products will become fully paid-up, perpetual and irrevocable.

(ii) Payments. Licensee shall determine Royalty Payments in relation to Licensed Product sales in a given calendar year no later than February 28 of the following calendar year and the Royalty Payment to Licensor will be due by March 31 of such following calendar year according to the schedule below:

Net Sales recorded by Licensee in Calendar year	Amount of royalty payment obligation determined by	Royalty Payment made Licensor by
2026	28. February 2027	31. March 2027
2027	28. February 2028	31. March 2028
2028	28. February 2029	31. March 2029
2029	28. February 2030	31. March 2030
2030	28. February 2031	31. March 2031
2031	28. February 2032	31. March 2032
2032	28. February 2033	31. March 2033

(iii) All Royalty Payments shall be made by electronic payment of immediately available funds to an account or accounts designated by Licensor prior to such payment by the applicable payment date set forth in Section 3.7(b)(ii). In the event any amount payable by Licensee to Licensor under this Agreement is not made when due, the outstanding amount shall bear an interest payment at an annual rate of eight percentage points (8 p.p.) above SOFR to be calculated pro rata for the period starting from the payment due date until the day Licensee has paid in full the outstanding payment (plus accumulated interest).

(iv)   Information Rights/Reports.

(A) During the Royalty Term, Licensee shall deliver to Licensor a report (the “Royalty Report”) by the applicable yearly February 28 deadline setting forth: (X) a calculation of the aggregate amount of Net Sales of Licensed Products for the applicable calendar year; and (Y) a calculation of the amount of the Royalty Payment amount payable to Licensor pursuant to Section 3.7(b)(i).

(B) For a period of at least three (3) years after each calendar year-end, Licensee shall keep reasonably complete records and accounts of the development, distribution and sale of the Licensed Products in sufficient detail to confirm information provided to Licensor in the Royalty Report for such calendar year.

(v) Audits. Upon at least ten (10) Business Days prior written notice by Licensor during the Royalty Term (but no more than once per calendar year, or additionally in the event of a reasonable suspicion of non-compliance), Licensor shall have the right, at its sole expense, to make reasonable inquiries of Licensee relating to the accuracy of the Royalty Reports, and compliance with the terms of this Section 3.7(b), and to cause an independent, certified public accounting firm reasonably acceptable to Licensee to audit the records of Licensee and its Affiliates during normal business hours, and evaluating Licensee’s responses to Licensor’s reasonable inquires relating thereto. If the audit reveals a discrepancy in favor of Licensor of more than ten percent (10%) of the payments received hereunder for the period being audited, then Licensee shall pay the fees and expenses charged by such accounting firm in connection with such audit.

Article IV
REPRESENTATIONS AND WARRANTIES OF LICENSOR

Except as set forth in the Disclosure Schedules, Licensor hereby represents and warrants to Licensee as follows:

4.1 Organization, Qualification and Corporate Power. Licensor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Licensor has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

4.2 Authority. Licensor has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, as appropriate. The execution and delivery of this Agreement by Licensor, the performance by Licensor of its obligations hereunder and the consummation by Licensor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Licensor. This Agreement has been duly and validly executed and delivered by Licensor and, assuming the due execution and delivery of this Agreement by Licensee, constitutes a valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

4.3 Non contravention. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by the Licensor, nor the consummation by the Licensor of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the charter or bylaws or comparable organizational documents of Licensor; (b) require on the part of Licensor any filing with, or any Permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental authority or agency located anywhere in the Territory (a “Governmental Entity”); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or waiver under, any contract included in the Acquired Materials; or (d) violate any Order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Licensor or any of or its properties or assets.

4.4 Title to Intellectual Property Rights. To the Licensor's Knowledge, the Licensor has good and marketable title to all of the Acquired Materials and Licensed Technology, free and clear of any Security Interests, other than Permitted Liens, including any rights conveyed to Licensor by any Third Party such as but not limited to Mediagnost.

4.5 Intellectual Property.

(a) Schedule 4.5(a): (i) sets forth a true and complete list of all Registered Intellectual Property owned by Licensor and its Affiliates as of the Execution Date; and (ii) identifies the name of the record owner of each such item of Registered Intellectual Property.

(b) Pursuant to the Contracts set forth on Schedule 4.5(b) (such Contracts, the “Inbound Licenses”), Licensor (or an Affiliate of Licensor) has the right to use all Third Party Licensed Intellectual Property as the same is currently used by Licensor and its Affiliates. Licensor’s grant, conveyance, transfer or assignment to Licensee of all of Licensor’s (and any of its Affiliates’) rights under such Inbound Licenses (as provided for herein) for the grant of license in Section 3.1 will not violate or constitute or give rise to a breach of any such Inbound License.

(c) All issuances and registrations included in the Registered Intellectual Property are valid and enforceable. None of the Registered Intellectual Property Rights are the subject of (i) any Legal Proceeding against Licensor or its Affiliates pending or, to Licensor’s Knowledge, threatened (including any Legal Proceeding challenging the ownership, right to use, validity or enforceability of the Registered Intellectual Property Rights by any Governmental Entity or Third Party), (ii) any Order or agreement (other than the Inbound Licenses and the Acquired Contracts) restricting the use of any Registered Intellectual Property Rights hereby licensed by Licensor or its Affiliates in connection with any of the Registered Intellectual Property Rights, or (iii) to Licensor’s Knowledge, any threatened Legal Proceeding or claim of infringement against Licensor or its Affiliates of any intellectual property owned by a Third Party.

(d) Neither Licensor nor any of its Affiliates is a party to any Contract pursuant to which it has been granted an express license under any specific Patents owned by a Third Party, except for those Patents listed in Schedule 4.5(b), that are practiced by Licensor or its Affiliates in, or necessary for, the use of the Licensed Technology.

(e) To the Licensor’s Knowledge, other than as set forth on Schedule 4.5(e), no Third Party has any right, title and/or interest in or to, and no Third Party has received or been granted a covenant not to sue under, any Licensed Technology. To Licensor’s Knowledge, the use of the Intellectual Property Rights does not infringe or misappropriate any Patent, Trademark, Copyright, Know-How, or Trade Dress rights of any Third Party.

(f) Neither Licensor nor any of its Affiliates has provided any notice to any Third Party of any potential infringement or misappropriation of any of the Licensed Technology by such Third Party and (ii) to Licensor's Knowledge, no Third Party is engaging in any activity that infringes or misappropriates the Licensed Technology.

(g) Licensor or one of its Affiliates has paid in full all registration, application, filing, recordation, renewal, and maintenance fees due and payable, and necessary to maintain the Registered Intellectual Property in the Territory.

(h) Licensor has taken commercially reasonable efforts to protect, preserve and maintain the secrecy, confidentiality and value of all trade secrets and confidential information included in the Know-How that is included in the Licensed Technology (“Confidential Product Know-How”). To the Knowledge of Licensor, the Confidential Product Know-How has not been disclosed by Licensor or its Affiliates to any Third Party other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Confidential Product Know-How.

(i) Except as set forth in Schedule 4.5(i), neither Licensor nor any of its Affiliates has licensed, granted, conveyed, transferred or assigned to any Third Party any right, title or interest in and to any of the Licensed Technology.

4.6 Acquired Contracts.

(a) Licensor has made available to Licensee true, correct and complete copies of each of the Acquired Contracts.

(b) Subject to the Enforceability Exceptions, each Acquired Contract is valid and in full force and effect as of the date of this Agreement and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms, of each party thereto.

(c) Neither Licensor nor any of its Affiliates is in breach of any Acquired Contract, and, to Licensor’s Knowledge, no other party to any such contract is in breach of such contract.

(d) To Licensor’s Knowledge: (i) there are no disputes under any [Acquired Contract]; (ii) during the twenty-four (24) months prior to the date of this Agreement, neither Licensor nor any of its Affiliates has received any notice that any party to any of the Acquired Contracts intends to cancel or terminate any Acquired Contract; and (iii) no party to any [Acquired Contract] has taken any action that would cause any Acquired Contract to terminate or fail to renew.

4.7 Legal Proceedings. Except as set forth in Schedule 4.7, there is no lawsuit or other Legal Proceeding pending or, to Licensor’s Knowledge, being threatened against Licensor or any of its Affiliates as of the date of this Agreement that (a) involves the Acquired Materials or the Licensed Technology; or (b) challenges, or may have the effect or preventing, delaying, making illegal or otherwise interfering with, the sale of the Acquired Materials or Licensed Technology or any of the transactions contemplated by this Agreement.

4.8 Compliance with Laws and Regulatory Matters.

(a) Licensor is in compliance with all applicable Laws of any Governmental Entity currently in effect with respect to the Acquired Materials or Licensed Technology, including the FDCA and applicable implementing regulations and guidance issued by the FDA thereunder as well as Laws, regulations and guidance of any other applicable jurisdiction in the Territory. There are no pending actions, suits, proceedings, hearings, investigations, claims, demands or notices relating to the Acquired Materials or Licensed Technology alleging any failure to so comply.

(b) All Regulatory Approvals are validly held by Licensor, and Licensor has complied in all material respects with all terms and conditions thereof. Except as set forth in Schedule 4.8(b), there have been no suits, actions or proceedings relating to the revocation or modification in any respect of any Regulatory Approval.

(c) During the twelve (12) months prior to the date hereof, all material filings, declarations, listings, registrations, reports or submissions, including adverse event and other safety reports, required to be filed by Licensor with any Regulatory Authority with respect to the Acquired Materials or Licensed Technology have been filed. All such filings, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable Laws when filed or were subsequently corrected, and, as of the date of this Agreement, no deficiencies have been asserted in writing by any applicable Regulatory Authority with respect to any such filings, declarations, listing, registrations, reports or submissions.

(d) Licensor has made available to Licensee all material applications, registrations, licenses, authorizations, approvals, and communications submitted to or received from any Regulatory Authority (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all material supporting documents and all preclinical studies and other material data, relating to the Acquired Materials or Licensed Technology in Licensor’s possession or control (“Regulatory Documentation”).

(e)   Licensor has not made an untrue statement of a material fact to any Regulatory Authority, or failed to disclose to any Regulatory Authority any material fact required to be disclosed to such Regulatory Authority, in violation of the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991). As of the date of this Agreement, Licensor (i) is not the subject of any pending or, to Licensor’s Knowledge, threatened suit, claim or investigation by any Regulatory Authority, and (ii) has not received any notification of any such potential investigation. Licensor has not been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335(a) or any similar law or authorized by 21 U.S.C. §335(b) or any similar law.

(f) To the Knowledge of Licensor, the Licensor and its respective contractors, contract manufacturers and packagers with respect to the Acquired Materials subject to Section 2.1 are in compliance in all material respects with all applicable Laws including those that are applicable to the ownership, research, development, commercialization, handling, and testing. Licensor nor its respective contract manufacturers with respect to the Acquired Materials has not received during the five (5) year prior to the Execution Date any communication from a Governmental Entity that alleges violation of any applicable Laws with respect to such Acquired Materials.

4.9 Insurance. Licensor has at all times maintained product liability and other insurance coverages reasonable for the Acquired Materials with commercially reasonable policy coverages and limits, consistent with those customarily maintained in the industry for the Acquired Materials. For claims accrued before the Execution Date, such coverage will continue in force for at least three (3) years following the Execution Date. There are no material claims currently made or pending against any of the insurance policies of Licensor or its Affiliates relating to the Acquired Materials.

4.10 Product Safety. There are no citations, decisions, adjudications or written statements by any Regulatory Authority or consent decrees stating that any of the Acquired Materials or Licensed Technology are defective or unsafe or fails to meet any standards promulgated by any such Regulatory Authority and, to Licensor’s Knowledge, there is no basis for any such citation, decision, adjudication, statement or consent decree.

Article V
TERM AND TERMINATION

5.1 Term. The initial term of this License Agreement shall commence on the Effective Date and remain in effect until the expiration of the Royalty Term unless terminated earlier in accordance with the provisions set forth herein, after which the License converts to a perpetual license as set forth in Section 3.1.

5.2 Effect of Licensor’s Insolvency or Bankruptcy. In the event of Licensor entering into any insolvency or bankruptcy proceeding, Licensor and Licensee shall take all necessary steps to ensure that Licensee and any sublicensees retain access to and are able to exercise the rights to the Acquired Materials, Licensed Products, and Licensed Technology, including but not limited to, paying all maintenance fees for any Intellectual Property Rights or allowing Licensor, Licensee and/or sublicensees to step into the shoes of the trustee to ensure that Licensee maintains access to the Acquired Materials and Intellectual Property Rights. Upon the initiation of any insolvency or bankruptcy proceeding involving Licensor, Licensee shall have the first option with a right of refusal to acquire the Intellectual Property Rights upon mutually agreeable and commercially reasonable terms.

5.3 Termination for Bankruptcy. At least sixty (60) days prior to one Party entering into insolvency or bankruptcy proceedings (“the Insolvent Party”), the Insolvent Party shall provide written notice to the other Party (“the Non-Insolvent Party”), and the Non-Insolvent Party shall have the right to terminate: (a) if the Insolvent Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the Insolvent Party and such petition is not dismissed within ninety (90) days after filing; (c) if the Insolvent Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) substantially all of the assets of the Insolvent Party are seized or attached and not released within ninety (90) days thereafter.

5.4 Termination by Licensee.

(a) During the Royalty Term, Licensee shall have no right to terminate this Agreement for convenience.

(b) The Licensee may terminate this Agreement during the Royalty Term only in the event that Licensor commits a material breach of any term of this Agreement, and such breach is not cured within thirty (30) days after receipt of written notice from the Licensee specifying the breach, making reference to this Section 5.4(b), and asking that such breach be remedied. Any termination by Licensee not in accordance with this Section 5.4 shall be deemed invalid, and Licensee shall remain fully liable for all Royalty payments for the Royalty Term.

5.5 Termination by Licensor: Licensor may terminate this Agreement, in whole or in part, by written notice to Licensee if (i) Licensee fails to pay any amounts due under this Agreement within thirty (30) days after receipt of written notice of non-payment, (ii) Licensee uses the Licensed Technology, the Improvements, or the Licensed Products outside the Field, (iii) Licensee enters insolvency or bankruptcy proceedings, or (iv) Licensee commits a material breach of any term or condition of this Agreement and such breach is not cured within thirty (30) days after receipt of written notice from Licensor specifying the breach, making reference to this Section 5.5, and asking that such breach be remedied. Licensor’s right to terminate under this Section 5.5 shall cease upon the expiration of the Royalty Term.

5.6 Effects of Termination.

(a) All rights granted to Licensee hereunder shall cease and terminate, and shall revert to Licensor, and Licensee shall not thereafter be entitled, and shall immediately cease, directly or indirectly, to further use the Licensed Technology.

(b) Licensor shall not be entitled, by reason of the termination or expiration of this Agreement, to claim any compensation other than that which is owed under Section 3.7(b) for Net Sales arising prior to termination or expiration, indemnity or damages, whether actual or contingent, for any reason whatsoever (and on the basis of any cause of action, including unjust enrichment), including, without limitation, on account of the loss of present or prospective profits on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of Licensor’s or Licensee’s business or goodwill or on account of any accumulated business or goodwill created by Licensee that enriched Licensor, and Licensor shall not be liable to pay any compensation, indemnity or damages, as aforesaid. For the sake of clarity, the aforesaid shall not prejudice any rights or remedies available to Licensee pursuant to this Agreement or any applicable law with respect to any breach of this Agreement by Licensor.

(c) For the avoidance of any doubt, it is hereby further agreed and understood that the expiration or termination of this Agreement, for any reason whatsoever, shall not release either Party from any obligations, duties or liabilities that have been incurred prior to such expiration or termination and/or from any obligations, duties or liabilities which, from the contents hereof or the nature thereof, are intended to survive the expiration or termination of this Agreement.

Article VI
COVENANTS

6.1 Further Assurances. At any time and from time to time after the Execution Date, as and when requested by either Party, the other Party shall, or shall cause its applicable Affiliates to, promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other reasonable actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement, including executing all documents necessary to perfect or convey rights granted pursuant to this Agreement to the Intellectual Property Rights included in the Licensed Technology and to the Acquired Materials. Upon reasonable request and during normal business hours, Licensee and Licensor shall cooperate with each other, and shall cause their respective representatives and Affiliates to cooperate with each other, after the Closing to ensure the orderly transition of the Licensed Know-How to Licensee and to minimize any disruption to the businesses of Licensor and Licensee that might result from the transactions contemplated hereby.

6.2 Diligence: From the Execution Date until the end of the Royalty Term, the Licensee shall use Commercially Reasonable Efforts to Exploit the Licensed Products in the Territory in the Field, and shall, and shall cause its Affiliates and sublicensees to, comply with all applicable laws and regulations with respect to Exploitation of the Licensed Products.

Article VII
INDEMNIFICATION; Limitation of Liability

7.1 Indemnification by Licensor. Subject to the terms and conditions of this Article VII, from and after the Execution Date, the Licensor shall indemnify Licensee, its Affiliates, and its and their respective officers, directors, and employees (each, a “Licensee Indemnified Party”), in respect of, and hold the Licensee Indemnified Parties harmless against, any and all debts, obligations and other Liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) incurred or suffered by any Licensee Indemnified Party as a result of any claims, actions, suits or proceedings brought by a Third Party against a Licensee Indemnified Party arising from or occurring as a result of: (i) any breach of any representation or warranty of Licensor contained in Article IV of this Agreement; or (ii) any failure to perform or breach by Licensor of any covenant or agreement of contained in Article VI of this Agreement; except to the extent such third party claims fall within the scope of Licensee's indemnification obligations set forth in Section 7.2.

7.2 Indemnification by Licensee. Subject to the terms and conditions of this Article VII, from and after the Execution Date, Licensee shall indemnify Licensor, its Affiliates, and its and their respective officers, directors, and employees (each, a “Licensor Indemnified Party”), in respect of, and hold the Licensor Indemnified Parties harmless against, any and all Damages incurred or suffered by any Licensor Indemnified Party as a result of any claims, actions, suits or proceedings brought by a Third Party against a Licensor Indemnified Party arising from or occurring as a result of:

(a)   (i) the Exploitation of any Licensed Product by Licensee, its Affiliates or sublicensees, (ii) any breach of any representation or warranty of Licensee contained in this Agreement; or (iii) any failure to perform or breach of any covenant or agreement of Licensee contained in this Agreement, (iv) any breach by Licensee or failure by Licensee to perform an Acquired Contract; except to the extent such third party claims fall within the scope of Licensor's indemnification obligations set forth in Section 7.1.

7.3 Claims for Indemnification.

(a)   Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. A Party entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notice to the Party from whom indemnification is sought under this Article VI (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such written notice shall contain: (i) a description and the amount of any Damages incurred by the Indemnified Party if such amount can be reasonably determined at the time, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and an explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages; provided, however, that no delay or failure on the part of the Indemnified Party in delivering such notice shall relieve the Indemnifying Party from any Liability hereunder except to the extent the Indemnifying Party is materially prejudiced by such delay. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense with counsel reasonably satisfactory to the Indemnifying Party. The Party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Damages for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes no admission of liability by or other obligation on the part of the Indemnified Party and includes a complete release of the Indemnified Party from further Liability.

(b)   Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VII which is not subject to Section 7.3(a) shall deliver to the Indemnifying Party a written notice (an “Indemnification Certificate”) which contains: (i) a description and the amount of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII and an explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages, provided, however, that the failure to promptly provide the Indemnification Certificate shall not relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such Indemnification Certificate. In the event that the Indemnifying Party agrees to or is determined to have an obligation to reimburse the Indemnified Party for Damages as provided in this Article VII, the Indemnifying Party shall, subject to the provisions of Section 7.5, promptly (but, in any event, within thirty (30) days) pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party. The Indemnifying Party may object to the claims made in the Indemnification Certificate by delivering a written objection notice to the Indemnified Party within thirty (30) days following its receipt of the Indemnification Certificate. If an Indemnifying Party shall so object in writing to any claim or claims made in any Indemnification Certificate, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of sixty (60) days following the Indemnified Party’s receipt of such objection notice to agree upon the respective rights of the Parties with respect to each of such claims. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnified Party of such objection notice, such dispute shall be subject to the dispute resolution set forth in Section 9.17.

7.4 Right of Offset. Licensee may offset any amounts to which it is entitled under the terms of this Agreement against amounts otherwise payable by it under this Agreement, including without limitation against the Acquired Materials Purchase Price, Up-Front Payments and the Royalty Payments. Neither the exercise of, nor the failure to exercise, such right of offset shall constitute an election of remedies or limit Licensee in any manner in the enforcement of any other remedies that may be available to it hereby.

7.5 Limitation of Liability. Neither Party shall be entitled to recover from the other Party any special, incidental, exemplary, indirect, consequential or punitive damages or damages for loss of profit or lost opportunity in connection with this Agreement, its performance or lack of performance hereunder, or any license granted hereunder. The foregoing shall not limit (a) any indemnification obligations under Sections 7.1 to 7.3, (b) the remedies available to either Party with respect to a breach of Article VIII (Confidentiality), or (c) damages caused by a Party's gross negligence or willful misconduct.

Article VIII
CONFIDENTIALITY

8.1 Each Party agrees that, during the Term and for a period of ten (10) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value, (b) not disclose such Confidential Information to any third party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except to perform its obligations or exercise its rights under this Agreement. The Receiving Party may disclose Confidential Information to its Affiliates, provided the Receiving Party ensures its Affiliates' compliance with this Agreement's confidentiality obligations. Notwithstanding anything to the contrary in the foregoing, the obligations of confidentiality and non-use with respect to any trade secret within such Confidential Information shall survive such ten (10) year period for so long as such Confidential Information remains protected as a trade secret under applicable law.

8.2 The obligations in Section 8.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent evidence: (i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder; (ii) is known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; (iii) is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a third party that, to the Receiving Party’s knowledge, is not bound by a similar duty of confidentiality or restriction on its use; (iv) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the Receiving Party; (v) is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or (vi) is the subject of written permission to disclose provided by the Disclosing Party.

8.3 The Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances: (i) filing or prosecuting Patents as permitted by this Agreement; (ii) preparing and submitting regulatory materials and obtaining and maintaining regulatory approvals as permitted by this Agreement; (iii) prosecuting or defending litigation, including responding to a subpoena in a third party litigation; (iv) complying with applicable law or court or administrative orders; or (v) disclosure to its Affiliates, subcontractors or prospective subcontractors, consultants, agents and advisors, on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article VIII; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section to treat such Confidential Information as required under this Article VIII.

Article IX
MISCELLANEOUS

9.1 Press Releases and Announcements. The Parties acknowledge and agree that each may have an obligation to issue a press release or other disclosure relating to the subject matter of this Agreement. The Parties agree to work together in good faith regarding the contents of any such disclosures.

9.2 Consultation Agreements Between Licensor and Licensee. The Licensor and Licensee may enter into separate consultation agreements to facilitate the effective implementation, utilization, and optimization of the Licensed Technology. These agreements are intended to provide additional support, expertise, and guidance beyond the scope of this Agreement. Consultation agreements may be executed at any time during the term of the Agreement. Such agreements shall be documented in writing and signed by authorized representatives of both parties, or third parties otherwise associated with Licensor. The terms and conditions of each consultation agreement shall be negotiated independently and shall not alter or affect the terms of this Agreement unless explicitly stated. To the extent that Licensor has entered into any exclusive consultation agreement or similar agreement with any Third Party containing any restrictions that may impede or prevent that Third Party from providing consulting or similar services to Licensee related to the Licensed Technology, Licensor hereby agrees to waive such restrictions or exclusivity, or otherwise provide reasonable assistance for Licensee to enter into a consultation agreement with that Third Party, so that the Third Party may provide consultation or similar services to Licensee related to the Licensed Technology.

9.3 No Third Party Beneficiaries. Except as provided by applicable Law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.4 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

9.5 Entire Agreement. This Agreement (including the Exhibits, Schedules and Disclosure Schedule and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement. The Exhibits, Schedules, and Disclosure Schedule are incorporated herein by reference and made a part hereof.

9.6 Succession and Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) and any attempt to do so will be void; provided, however, such prior written consent will not be required with respect to any assignment by either Party of this Agreement (a) to an Affiliate of such Party, so long as such Party remains bound by the terms hereof and such party provides notice to the other Party within thirty (30) days of such assignment; or (b) in connection with a merger, sale or transfer involving all or substantially all of the assets of either Party, or a sale or transfer, regardless of form (in each case, a “Transfer”), of all or substantially all of the Intellectual Property Rights to which this Agreement relates; provided that, in each case, such Transfer is to an entity with financial strength and solvency equal to or greater than that of the transferring Party.

9.7 Counterparts and Signature. This Agreement and any amendments thereto may be executed in two (2) or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one (1) Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one (1) Business Day or (b) email, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the email transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

	If to Licensor:		Copy to:

	Proteomedix AG		VISCHER AG
	Wagistrasse 23		Ref. No. 125748
	8952 Schlieren		Aeschenvorstadt 4
	Switzerland		P.O. Box, CH-4010 Basel
	Attention: Dr. Beat Rheiner		Attn: Christian Wyss
	Telephone No.: +41 79 777 22 01		Telephone No.: +41 58 211 33 00
	Email: beat.rheiner@proteomedix.com		Email: christian.wyss@vischer.com

	If to Licensee:		Copy to:

	Immunovia		Arnall Golden Gregory LLP
	6409 Fayetteville Rd.		171 17th Street NW, Suite 2100
	Suite 120-364		Atlanta, Georgia 30363
	Durham, NC 27713	Attention:	Matthew Zapadka
Attention:	Jeff Borcherding		Brian Teras
Lisa Ford
	Email: jeff.borcherding@immunovia.com	E-mail:	Matthew.Zapadka@agg.com
Brian.Teras@agg.com

Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.

9.14 Disclosure Schedules. The Disclosure Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein; provided, however, that any information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify any other representation or warranty or numbered or lettered section to the extent the applicability of such further qualification is reasonably apparent. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by Licensor to any third party of any matter whatsoever, including any violation of any Law or breach of any Contract. For purposes of this Agreement, no statement or other item of information set forth in the Disclosure Schedules is intended to constitute, or shall be construed as constituting, a representation or warranty of Licensor.

9.15 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

9.16 Submission to Jurisdiction. The Federal courts located in New York, New York will have exclusive jurisdiction over, and will be the exclusive venue for resolution of, any Dispute not resolved through the informal Dispute-resolution procedures described above. Each of the Parties, on behalf of their respective Affiliates, successors in interest and assigns, expressly consent to consent to the exclusive jurisdiction of the Federal courts in New York, New York (and if such courts do not have or decline jurisdictions, the state courts in New York, New York). Each Party separately expressly consents to receive service (by hand or by registered mail) in the State of New York in respect of any Dispute hereunder. Either Party may, at any time and without waiving any remedy under this Agreement, seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction. Notwithstanding the foregoing, any challenge to a Patent (including, without limitation validity, enforceability, or otherwise) may be brought before the U.S. Patent and Trademark Office or similar foreign body.

9.17 Dispute Resolution.

(a)   Except as otherwise expressly provided this Section 9.17 in the event of any dispute, claim or controversy (a “Dispute”) relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Section 9.17 the Parties shall attempt to settle such Dispute in the first instance by mutual discussions between representatives of senior management of each Party. Within five (5) Business Days of the receipt by a Party or Parties of a notice from another Party or Parties of the existence of a Dispute (the “Dispute Notice”), the receiving Party or Parties shall submit a written response to the other Party or Parties (the “Dispute Response”). Both the Dispute Notice and the Dispute Response shall include: (i) a statement of each disputing Party’s position with regard to the Dispute and a summary of arguments supporting that position; and (ii) the name and title of the senior executive who will represent that Party in attempting to resolve the Dispute pursuant to this Section 9.17. Within five (5) Business Days of receipt of the Dispute Response, the designated executives shall meet (including by teleconference or video conference) and attempt to resolve the Dispute. All communications made in connection with this clause shall be confidential and shall not be referred to, or admissible for any purpose, in any subsequent proceedings. If any Dispute is not resolved within twenty (20) days of receipt of the Dispute Notice (or within such longer period as to which the Parties have agreed in writing), then the Dispute shall be submitted for resolution in accordance with Section 9.16.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date hereof.

For the Licensor:

PROTEOMEDIX AG

By:	/s/ Beat Rheiner	By:	/s/ Thomas Meier
Name:	Beat Rheiner	Name:	Thomas Meier
Title:	Chief Executive Officer	Title:	Chairman

For Licensee:

IMMUNOVIA, INC.

By:	/s/ Jeff Borcherding	By:	/s/ Peter Hongaard Andersen
Name:	Jeff Borcherding	Name:	Peter Hongaard Andersen
Title:	Chief Executive Officer	Title:	Chair